Exhibit 5.1

Opinion of Honigman Miller Schwartz and Cohn LLP

September 30, 2010

InfoSpace, Inc.

601 108th Avenue NE

Suite 1200

Bellevue, WA 98004

Ladies and Gentlemen:

We have represented InfoSpace, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”), for registration under the Securities Act of 1933, as amended, of an aggregate of 9,651,091 shares of its common stock, par value $0.0001 per share (the “Common Stock”), issuable to eligible directors, officers, employees, and other service providers of the Registrant under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan (the “Plan”).

Based on our examination of such documents and other matters as we deem relevant, it is our opinion that the shares of Common Stock covered by the Registration Statement are duly authorized and, when issued by the Company in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

MKB/RZK